600 North Dairy Ashford (77079-1175) P. O. Box 2197 Houston, TX 77252-2197 Phone 281.293.1000 www.conocophillips.com

NEWS RELEASE

ConocoPhillips Announces 2004 Reserve Replacement of 206 Percent
(including LUKOIL and other equity affiliates)

Reserve replacement of 65 percent, excluding sales and acquisitions

HOUSTON, Feb. 16, 2005 — ConocoPhillips [NYSE:COP] today announced preliminary net additions of 1.246 billion barrels of oil equivalent (BOE), including equity affiliates, to its proved reserve base during 2004. The company’s reserve replacement ratio was 206 percent, based on 605 million BOE of production, bringing ConocoPhillips’ total reserve base to 8.5 billion BOE, excluding 0.3 billion barrels associated with the company’s Canadian Syncrude operations. The U.S. Securities and Exchange Commission (SEC) regulations define the company’s Syncrude operations as mining related; therefore, these operations are not reported as part of its conventional oil and gas proved reserves base.

Total reserve additions, including revisions, improved recovery, purchases, and extensions and discoveries, were 1.286 billion BOE. Statement of Financial Accounting Standards No. 69 (SFAS 69) Costs Incurred for the year is expected to be $6.639 billion. This includes ConocoPhillips’ estimate of the impacts of the joint announcement of ConocoPhillips and LUKOIL to form a broad-based strategic alliance. At the end of 2004, ConocoPhillips owned 10 percent of LUKOIL. The estimated amounts associated with LUKOIL related to reserve acquisitions and SFAS 69 Costs Incurred were 0.894 billion BOE and $2.036 billion, respectively.

Excluding sales and acquisitions, ConocoPhillips’ reserve replacement ratio was 65 percent. Consistent with the company’s practice and in accordance with Securities and Exchange Commission guidelines to use year-end prices for reserve estimates, due to unusually low year-end Canadian bitumen values, the company recorded a negative revision of proved crude oil reserves for the Surmont project. However, before application of this negative revision, the company’s reserve replacement ratio, excluding sales and acquisitions, would have been 101 percent.

“We continue to believe Surmont is an economic project that adds value to our integrated asset base, and we are proceeding with development,” said Bill Berry, executive vice president of Exploration and Production.

“ConocoPhillips’ legacy projects also helped contribute to the reserve additions. We are focused on replacing reserves at a competitive finding and development cost. In 2004, we advanced several key projects that positively impacted the company’s reserves, including projects in the Caspian Sea, North Sea, Alaska and Indonesia.”

ConocoPhillips Announces 2004 Reserve Replacement of 206 Percent

The Bohai Bay Phase II development received government sanction in early 2005, and consistent with the company’s practice is not included in the 2004 results reflected above.

Pro Forma Operating Information

To provide meaningful, prior-period comparisons, the company is providing the following pro forma operating information. This pro forma information was prepared by combining the historical results of Conoco and Phillips for all reporting periods presented prior to the merger and those of ConocoPhillips since the merger.

	SFAS 69 Costs Incurred	Reserve Additions*
	(Preliminary)	(Preliminary)
	Billions of dollars	Billions of BOE
ConocoPhillips 2000-2004 Total Consolidated and Equity Affiliates	38.94	8.85
Conoco pre-merger, net of purchase adjustment	(2.95)	(1.72)
Pro forma costs incurred and reserve additions	35.99	7.13

* Includes additions due to revisions, improved recovery, purchases, and extensions and discoveries.

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CONTACTS:
Linsi Crain (media)	281-293-1045
Clayton Reasor (investors)	212-207-1996

CONOCOPHILLIPS’ RESERVES ESTIMATION FOR EQUITY INVESTMENT IN LUKOIL

ConocoPhillips’ estimated year-end 2004 reserves related to its equity investment in LUKOIL are based on LUKOIL’s year-end 2003 reserves without any provision for potential 2004 reserve additions, and include adjustments to conform to ConocoPhillips’ reserves policy and provide for estimated 2004 production. Any differences between this estimate and actual reserve computations will be recorded in a subsequent period.

EXPLANATION OF RATIOS

The reserve replacement ratio of 206 percent was calculated by dividing the sum of changes to estimated proved crude oil, natural gas and natural gas liquids reserves from revisions, improved recovery, purchases, extensions and discoveries, and sales during 2004 by production of 605 million BOE. The reserve replacement ratio of 65 percent was calculated by dividing the sum of changes noted above, except for purchases and sales, by the 2004 production.

ConocoPhillips Announces 2004 Reserve Replacement of 206 Percent

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that contain projections about our revenues, income, earnings and other financial items, our plans and objectives for the future, future economic performance, or other projections or estimates about our assumptions relating to these types of statements. These statements usually relate to future events and anticipated revenues, earnings, business strategies, competitive position or other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. The forward-looking statements are based on management’s expectations, estimates and projections about ConocoPhillips and the petroleum industry in general on the date this statement was released. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Economic, business, competitive and regulatory factors that may affect ConocoPhillips’ business are generally as set forth in ConocoPhillips’ filings with the Securities and Exchange Commission (SEC). ConocoPhillips is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
Cautionary Note to U.S. Investors — The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Production is distinguished from oil and gas production because SEC regulations define Syncrude as mining-related and not part of conventional oil and natural gas reserves. We use certain terms in this release, such as “excluding 0.3 billion barrels associated with the company’s Canadian Syncrude operation” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in the company’s periodic filings with the SEC, available from the company at 600 North Dairy Ashford Road, Houston, Texas 77079. This information can also be obtained from the SEC by calling 1-800-SEC-0330.